Exhibit 16.1

April 26, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 26 of FTI Consulting, Inc. and are in agreement with the statements contained in the first three paragraphs of Item 4.01 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs four and five in Item 4.01 on page 1 of the above referenced filing.